UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2022

NorthWestern Corporation
(Exact name of registrant as specified in its charter)

Delaware			1-10499	46-0172280
(State or other jurisdiction of incorporation or organization)			(Commission File Number)	(I.R.S. Employer Identification No.)
3010 W. 69th Street	Sioux Falls	South Dakota		57108
(Address of principal executive offices)				(Zip Code)
Registrant’s telephone number, including area code: 605-978-2900

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	NWE	Nasdaq Stock Market LLC
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01.    Entry Into a Material Definitive Agreement.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On May 18, 2022, NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) (the “Company”) entered into an amendment and restatement of its existing $425 million revolving credit facility (the “Amended Facility”) to, among other things, change the Eurodollar rate to the secured overnight financing rate as administered by the Federal Reserve Bank of New York ("SOFR") and extend the maturity date of the Amended Facility to May 18, 2027 (from September 2, 2023).
The Amended Facility maintains the same capacity at $425 million and uncommitted features that allow the Company to request up to two one-year extensions to the maturity date and increase the size of the facility by up to an additional $75 million.
Under the Amended Facility, BOFA Securities, Inc., Mizuho Bank, Ltd., and U.S. Bank National Association act as joint lead arrangers; Mizuho Bank, Ltd., and U.S. Bank National Association act as co-syndication agents; Keybank National Association acts as documentation agent; and Bank of America, N.A., acts as administrative agent.
The Amended Facility does not amortize and is unsecured. Borrowings may be made at interest rates equal to (a) SOFR, plus a credit spread adjustment of 10.0 basis points and plus a margin of 100.0 to 175.0 basis points, or (b) a base rate, plus a margin of 0.0 to 75.0 basis points. Interest rates, commitment fees and letter of credit fees are based on the Company’s then-current senior unsecured credit ratings. Advances under the Amended Facility are subject to certain conditions precedent, including the accuracy of certain representations and warranties and the absence of any default or event of default. Advances will be used for general corporate purposes.
The Amended Facility has one financial covenant, requiring that consolidated debt to total capitalization ratio be less than or equal to 65 percent. The Amended Facility also contains covenants that restrict the Company in respect of, among other things, mergers and consolidations, sales of all or substantially all assets, incurrence of liens and transactions with affiliates. The Amended Facility is subject to acceleration upon the occurrence of an event of default, including cross-default to indebtedness in excess of $50 million in the aggregate, change of control (as defined in the Amended Facility), entry of judgments of $50 million or more (to the extent not covered by insurance), and the occurrence of certain Employee Retirement Income Security Act of 1974 and bankruptcy events.
As of May 18, 2022, the Company has approximately $280 million of loans outstanding under the Amended Facility, and has no letters of credit issued under the letter of credit subfacility.
The descriptions of the provisions of the Amended Facility are summary in nature and are qualified in their entirety by reference to the full and complete terms of the Amended Facility.
Some of the lenders under the Amended Facility and certain of their affiliates have engaged, and in the future may engage, in investment banking transactions, including securities offerings, and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business and otherwise for which they have received, and will in the future receive, customary fees.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description of Document
10.1*	Credit Agreement, dated May 18, 2022

* filed herewith

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthWestern Corporation

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary
Date: May 23, 2022